VIA EDGAR AND FACSIMILE (202-772-9210)

February 12, 2009

Katherine Ray

Staff Attorney

Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549

RE:	Pegasystems Inc.

Comment Letter dated January 29, 2009

Definitive Proxy Statement on Schedule 14A

Filed April 4, 2008

File No. 001-11859

Dear Ms. Ray:

Pegasystems Inc. will respond to the comments contained on the above referenced comment letter on or before February 17, 2009.

Very truly yours,

/s/ Shawn Hoyt
Shawn Hoyt,
General Counsel and Secretary